Exhibit 4.2

Confidential

Dated                1 June                      2022

Höegh LNG Partners LP

Mitsui O.S.K. Lines Ltd.

Tokyo LNG Tanker Co., Ltd.
as Sponsors

MIZUHO BANK, LTD.
as Security Agent

SPONSORS’ UNDERTAKING

in relation to a facility of up to USD 154,100,000
for the purpose of refinancing the existing
indebtedness in relation to the vessel m.v. “Cape
Ann”

THIS DEED OF UNDERTAKING is made on           1 June                    2022

BY

1.	Höegh LNG Partners LP, a limited partnership formed in the Marshall Islands with limited liability (HMLP)
2.	Mitsui O.S.K. Lines Ltd., a company incorporated in Japan with limited liability (MOL)
3.	Tokyo LNG Tanker Co., Ltd., a company incorporated in Japan with limited liability (TLT) (HMLP, MOL and TLT the Sponsors)

IN FAVOUR OF

4.	MIZUHO BANK, LTD. (acting in its capacity as agent and as trustee for the Finance Parties under the Facility Agreement), a company incorporated in Japan with limited liability (the Security Agent)

Whereas

A.

Pursuant to a facility agreement dated 15 December 2021 (the Facility Agreement) made between, among others, SRV JOINT GAS TWO LTD. as borrower (the Borrower), MIZUHO BANK, LTD. and SMBC BANK EU AG as bookrunner, underwriters and mandated lead arrangers, the financial institutions listed in Schedule 1 thereto as original lenders (the Lenders), the financial institutions listed in Schedule 1 thereto as hedging providers, and the Security Agent, for itself and the Finance Parties and their assignees and transferees, the Lenders have agreed to make a facility of up to USD 154,100,000 (the Facility) available to the Borrower for the purpose of refinancing the existing credit facility of the Borrower in relation to the vessel m.v. “Cape Ann” with IMO Number 9390680 (the Ship);

B.

pursuant to a time charter party agreement originally dated 20 March 2007 (the Charter) made between GLOBAL LNG SAS as original charterer (the Original Charterer) and the Borrower as owner in respect of the Ship, as amended and/or supplemented from time to time, including by way of a novation agreement dated 25 March 2010 made between the Original Charterer, the Borrower and Global LNG Supply SAS as intermediate charterer (the Intermediate Charterer) and an amendment and novation agreement dated 20 December 2019 made between the Intermediate Charterer, the Borrower and Total Gas & Power Limited as new charterer (the Charterer), the Borrower as owner has agreed to let and the Charterer has agreed to hire the Ship for a minimum period of about twenty (20) years commencing on the delivery and ending when the Ship is redelivered to Owner for the purpose of carrying LNG cargo; and

C.

it is a condition of the Lenders making the Facility available to the Borrower that the Sponsors enter into this Deed in favour of the Security Agent as security agent and trustee under the Facility Agreement for itself and the Finance Parties (as defined in the Facility Agreement) and their assignees and transferees.

Interpretation

1Definitions and interpretation

Definitions

1.1In this Deed:

Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)

in relation to any other state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c)	in relation to the United Kingdom, the UK Bail-In Legislation.

Debt Service Reserve Account means the account in the name of the Borrower with MIZUHO BANK, LTD., London branch as account bank with number F10-741-151641 and IBAN GB75MHCB40506910151641.

Default Rate means the rate specified in clause 9.3 of the Facility Agreement.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

Enforcement Time means any time at which you are entitled to enforce your rights as under the terms of the Facility Agreement and any Finance Document.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Finance Documents means:

(a)	the Facility Agreement;
(b)	this Deed; and
(c)	any other document defined as such in the Facility Agreement.

Finance Party means the  Agent, the Security Agent,  any Mandated Lead Arranger,  any Hedging Provider or any Lender and any other person defined as such in the Facility Agreement.

Loan means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

Officer, in relation to a person, means any officer, employee or agent of that person.

Party means a party to this Deed.

Repeating Representations means each of the representations set out in clauses 4.1 (Status and goodstanding) to 4.8 (No misleading information) (excluding 4.87(d)).

Right means any right, privilege, power or immunity, or any interest or remedy, of any kind, whether it is personal or proprietary.

Sponsors means:

(a)	HMLP;
(b)	MOL; and
(c)	TLT,

and Sponsor means any one of them, as better described in Schedule 1 (The Sponsors).

Third Parties Act means the Contracts (Rights of Third Parties) Act 1999.

UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

Utilisation means the making of the Loan.

Utilisation Date means the date on which the Utilisation is to be made.

VAT means value added tax.

Write-down and Conversion Powers means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:
(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and
(c)	in relation to any UK Bail-In Legislation:
(i)

any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation.

Interpretation

1.2	In this Deed:
(a)	the table of contents, the summary and the headings are inserted for convenience only and do not affect the interpretation of this Deed;
(b)	references to clauses and schedules are to clauses of, and schedules to, this Deed;
(c)	references to the Facility Agreement, any Finance Document or any other document are to that document as from time to time amended, restated, novated or replaced, however fundamentally;
(d)	references to a person include an individual, firm, company, corporation, unincorporated body of persons and any government entity;
(e)	references to a person include its successors in title, permitted assignees and permitted transferees;
(f)	words importing the plural include the singular and vice versa; and
(g)

references to any enactment include that enactment as amended or re-enacted; and, if an enactment is amended, any provision of this Deed which refers to that enactment will be amended in such manner as the Agent, after consultation with the Guarantors, determines to be necessary in order to preserve the intended effect of this Deed.

1.3	Each of the Sponsors acknowledges that they have received a copy of the Facility Agreement and agrees to the terms and conditions thereof.
1.4	This Deed may be executed in counterparts.

Parties and third parties

1.5	The Finance Parties are parties to this Deed.
1.6

Each Officer of a Finance Party is not a party to this Deed. However, the Rights conferred on each Officer of a Finance Party under this Deed are enforceable by each of them under the Third Parties Act.

1.7	No other term of this Deed is enforceable under the Third Parties Act by anyone who is not a party to this Deed.
1.8

The parties to this Deed may terminate this Deed or vary any of its terms without the consent of any third party. However, they may not terminate this Deed or vary any of its terms if this would have the effect of terminating or adversely affecting the Rights of an Officer of a Finance Party under this Deed without its consent, but only to the extent that it has notified the Agent that it intends to enforce that clause at the time of the termination or variation.

Contractual recognition of bail-in

1.9

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Finance Party to another Finance Party or to a Sponsor under or in connection with this Deed may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

Undertaking

2Sponsors’ undertaking

2.1	Each Sponsor irrevocably and unconditionally:
(a)	guarantees the punctual payment and discharge of any amount being the difference between:
(i)	the aggregate of (A) any termination fee payable by the Charterer to the Borrower under the Charter and (B) the amounts held in the Debt Service Reserve Account; and
(ii)	the amounts outstanding under the Finance Documents and swap exposure (valued on a mark-to-market basis); and
(b)

undertakes that, whenever the Borrower does not pay or discharge any of the amounts mentioned in paragraph (a) above when they become due for payment or discharge, it will immediately on demand do so itself, as if it were the principal obligor.

2.2	The Sponsors’ undertakings are given with the benefit of clause 3 (Protections and limitations) and the other provisions of this Deed.

3Protections and limitations

Continuing undertakings

3.1	Each undertaking is a continuing undertaking, regardless of any intermediate payment or discharge in whole or in part.

Waiver of defences

3.2

The obligations of each Sponsor under this Deed will not be affected by an act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this Deed (without limitation and whether or not known to it or to any Finance Party), including:

(a)	any time, waiver or consent granted to, or composition with, the Borrower or other person;
(b)	the release of the Borrower or any other person;
(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;
(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.

Additional security

3.3	This Deed is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.
3.4	The obligations of the Sponsors under this Deed are:
(a)	several, on the basis of their relevant shares held in the Borrower which, as at the date of this letter are as follows:
(i)	Höegh LNG Partners Operating LLC: fifty per cent (50%);
(ii)	MOL: forty-eight point five per cent (48.5%); and
(iii)	TLT: one point five per cent (1.5%);
(b)	limited to the maximum aggregate amount of USD fifteen million (15,000,000); and
(c)	limited to the date falling three (3) years after the Utilisation Date.

4Representations and warranties

Each of the Sponsor represents and warrants to the Security Agent that:

4.1Status and goodstanding

(a)	It is a duly incorporated company or a duly formed limited partnership, as applicable, and, at the date of this Deed, validly existing and in good standing under the law of its Original Jurisdiction.
(b)	It has power and authority to own its assets and to carry on its business as it is now being conducted.

4.2Binding obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it under this Deed are legal, valid, binding and enforceable obligations; and
(b)

(without limiting the generality of paragraph (a) above) this Deed creates or will create the Security Interests which that Deed purports to create and those Security Interests are or will be valid and effective.

4.3Non-conflict

The entry into and performance it of, and the transactions contemplated by this Deed does not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its Constitutional Documents; or
(c)	any agreement or other instrument binding upon it or its assets,

or constitute a default or termination event (however described) under any such agreement or instrument.

4.4Power and authority

(a)

It has the power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, performance and delivery of, and compliance with, and each of the transactions contemplated by this Deed.

(b)	No limitation on its powers to create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of this Deed.

4.5Validity and admissibility in evidence

(a)	All Authorisations required:
(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Deed; and
(ii)	to make this Deed admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect except any Authorisation or filing referred to in clause 4.10 (No filing or stamp taxes), which Authorisation or filing will be promptly obtained or effected within any applicable period.

(b)

All Authorisations necessary for the conduct of its business, trade and ordinary activities have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations is likely to have a Material Adverse Effect.

4.6Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of this Deed will be recognised and enforced in its Relevant Jurisdictions.
(b)	Subject to the Legal Reservations, any judgment obtained in relation to this Deed in England will be recognised and enforced in its Relevant Jurisdictions.

4.7No misleading information

(a)

Any factual information provided by it to a Finance Party in connection with this Deed is true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

(b)

Any financial projection or forecast provided by it to a Finance Party in connection with this Deed has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration.

(c)

The expressions of opinion or intention provided by it to a Finance Party in connection with this Deed were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds.

(d)

No event or circumstance has occurred or arisen and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections so provided being untrue or misleading in any material respect.

(e)

All other written information provided by it (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

4.8Pari passu ranking

Its payment obligations under this Deed rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

4.9Good title to assets

It has a good, valid and marketable title to, or valid leases or licences of and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

4.10No filing or stamp taxes

Subject to any Legal Reservation, under the laws of its Relevant Jurisdictions it is not necessary that this Deed be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Deed or the transactions contemplated by this Deed.

4.11Deduction of Tax

It is not required to make any Tax Deduction (as defined in clause 13.1 (Definitions) of the Facility Agreement) from any payment it may make under this Deed.

4.12Tax compliance

(a)	It is not materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax.
(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect to Taxes which might have a Material Adverse Effect.
(c)	It is resident for Tax purposes only in its Original Jurisdiction.

4.13Other Tax matters

The execution or delivery or performance by any Party of this Deed will not result in any Finance Party:

(a)	having any liability in respect of Tax in its Relevant Jurisdiction;
(b)	having or being deemed to have a place of business in its Relevant Jurisdiction.

4.14No proceedings

Other than what has been disclosed to the Lenders in the Disclosure Letter:

(a)

no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which if adversely determined might be reasonably expected to have a Material Adverse Effect has or have, to the best of its knowledge and belief (having made due and careful enquiry) been started or threatened against it.

(b)

no judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it.

4.15No breach of laws

It has not breached any applicable law or regulation which breach might have a Material Adverse Effect.

4.16Anti-corruption law

It has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws, including any law or regulation or judicial or official order applicable to it (including, where applicable, Directive (EU) 2015/849, implemented to combat money laundering, the Bribery Act 2010 and the United States Foreign Corrupt Practices Act of 1977).

4.17No material adverse change

Other than as set out in the Disclosure Letter, since 31 December 2020, nothing shall have occurred in respect of a Sponsor (that the Security Agent or any of the Lenders were not previously aware of) which the Lenders, acting reasonably, shall determine has had or could reasonably be expected to have a Material Adverse Effect.

4.18No immunity

It or any of its assets is not immune to any legal action or proceeding.

4.19Repetition of representations and warranties

(a)	All representations and warranties set out in this clause 4 are deemed to be made on the date of this Deed.
(b)	For as long as this Deed remains in full force and effect, the Repeating Representations are deemed to be made on the first day of each Interest Period.
(c)

Each representation or warranty deemed to be made after the date of this Deed shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

5General undertakings

5.1Undertaking to comply

Each of the Sponsors undertakes that this clause 5 will be complied for as long as this Deed remains in full force and effect:

5.2Authorisations

It shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under this Deed;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of this Deed; and
(iii)	carry on its business where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.

5.3Compliance with laws

It shall comply in all respects with all laws and regulations to which it may be subject, where non-compliance might have a Material Adverse Effect.

5.4Pari passu ranking

It shall ensure that its payment obligations under this Deed at all times rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

5.5Sanctions

(a)	It shall:
(i)

promptly upon becoming aware of them, supply to the Security Agent the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws by any Sanctions Authority against it, as well as information on what steps are being taken with regards to answer or oppose such; and

(ii)	inform the Security Agent promptly upon becoming aware that it has become or is likely to become a Restricted Party.
(b)	It shall ensure that it is not or will not become a Restricted Party.
(c)

It shall ensure and shall procure that its subsidiaries will ensure that no proceeds from any activity or dealing with a Restricted Party are credited to any bank account held by the Borrower with any Finance Party or any Affiliate of a Finance Party, to the extent crediting such bank account would lead to non-compliance by it, any Finance Party or any Affiliate of a Finance Party with any applicable Sanctions Laws.

5.6Anti-corruption law

(a)

It shall not directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977, the Norwegian Penal Code SS387-389 or other similar legislation in other jurisdictions.

(b)	It shall:
(i)

conduct its businesses in compliance with applicable anti-corruption laws (including Directive (EU) 2015/849, the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 and the Norwegian Penal Code SS387-389, each as amended from time to time); and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

5.7Tax compliance

(a)	It shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them; and
(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have a Material Adverse Effect.
(b)

Except as approved by the Security Agent, it shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction.

5.8Ownership of the Borrower

(a)	The Borrower shall remain at all times owned (directly or indirectly) by the Sponsors, in the following percentages:
(i)	Höegh LNG Partners Operating LLC: fifty per cent (50%);
(ii)	Mitsui O.S.K. Lines Ltd.: forty-eight point five per cent (48.5%); and
(iii)	Tokyo LNG Tanker Co., Ltd.: one point five per cent (1.5%).
(b)	Notwithstanding paragraph (a) above, change of ownership of the Borrower is permitted provided that:
(i)

the change of ownership is a result of a transfer of ownership between Höegh LNG Partners Operating LLC and Mitsui O.S.K. Lines Ltd. provided that, at all times, each of Höegh LNG Partners LP and Mitsui O.S.K. Lines Ltd. retains (directly or indirectly) at least twenty-five per cent. (25%) of the legal and beneficial ownership of the Borrower;

(ii)

the change of ownership is a result of a transfer between a Sponsor and an Affiliate of that Sponsor, provided that the Sponsors retain the same indirect ownership of the Borrower until the end of the Facility Period; or

(iii)	the Agent (acting on the instructions of the Majority Lenders) has consented to a change in ownership,

it being understood that immediately following any change in ownership, the new shareholder shall grant a security over the acquired shares in favour of the Security Agent.

5.9Further assurance

(a)

It shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security  Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)) to perfect the Security Interests created or intended to be created by it under, or evidenced by, this Deed or for the exercise of any rights, powers and remedies of the Security Agent and/or any other Finance Parties provided by or pursuant to this Deed or by law.

(b)

It shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Security Agent and/or any other Finance Parties by or pursuant to this Deed.

6Set-off

6.1

A Finance Party may set off any matured obligation due from a Sponsor (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Sponsor, regardless of the place of payment, booking branch or currency of either obligation.

6.2	If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of trading for the purpose of the set-off.

Miscellaneous

7Payments

7.1	All payments by a Sponsor under this Deed will be made in full, without any set-off or other deduction.
7.2

If any tax or other sum must be deducted from any amount payable by a Sponsor under this Deed, the Sponsor concerned will pay such additional amounts as are necessary to ensure that the recipient receives a net amount equal to the full amount it would have received before such deductions.

7.3	All amounts payable by a Sponsor under this Deed are exclusive of VAT. Each Sponsor will, in addition, pay any applicable VAT on those amounts.
7.4

If a Sponsor fails to make a payment to a person under this Deed, it will pay interest to that person on the amount concerned at the Default Rate from the date it should have made the payment until the date of payment (after, as well as before, judgment).

7.5	Any certification or determination by the Security Agent of an amount payable by a Sponsor under this Deed is, in the absence of manifest error, conclusive evidence of that amount.

8Remedies

8.1

The Rights created by this Deed are in addition to any other Rights of the Finance Parties against the Sponsors under any other documentation, the general law or otherwise. They will not merge with or limit those other Rights, and are not limited by them.

8.2

No failure by a Finance Party to exercise any Right under this Deed will operate as a waiver of that Right. Nor will a single or partial exercise of a Right by a Finance Party preclude its further exercise.

8.3

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of that provision in any other respect or under the law of any other jurisdiction will be affected or impaired in any way.

9The Security Agent

9.1	The Security Agent may be replaced by a successor in accordance with the Facility Agreement.
9.2

On the date of its appointment, the successor Security Agent will assume all the Rights and obligations of the retiring Security Agent. However, this does not apply to any obligations of the retiring Security Agent which arise out of its acts or omissions as Security Agent before the appointment of the successor, in respect of which the retiring Security Agent will continue to have the obligations imposed by, and the Rights contained in, this Deed and the Facility Agreement.

10Notices

10.1

Any notice or other communication to a party to this Deed must be in writing. It must be addressed for the attention of such person, and sent to such address or fax number as that party may from time to time notify to the other parties.

10.2	It will be deemed to have been received by the relevant party on receipt at that address or fax number.
10.3

The initial administrative details of the parties are contained in Schedule 2 (Initial administrative details of the parties) but a party may amend its own details at any time by notice to the other parties.

10.4

Any notice to a Sponsor may alternatively be sent to its registered office or to any of its places of business or to any of its directors or its company secretary; and it will be deemed to have been received when delivered to any such places or persons.

11Governing law

This Deed and any non-contractual obligations connected with it are governed by English law.

12Enforcement

12.1	Jurisdiction of English courts
(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Deed) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)

Notwithstanding paragraphs (a) and (b) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

12.2Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Sponsor (unless it is incorporated in England and Wales):

(a)	irrevocably appoints the person named in Schedule 1 (The Sponsors) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;
(b)	agrees that failure by an agent for service of process to notify the relevant Obligor it of the process will not invalidate the proceedings concerned; and
(c)

if any person appointed as process agent for it is unable for any reason to act as agent for service of process, it must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Deed has been executed as a deed, and it has been delivered on the date stated at the beginning of this Deed.

Schedule 1

The Sponsors

	Name	Registered number
1	Höegh LNG Partners LP	950068
2	Mitsui O.S.K. Lines Ltd.	0104-01-082896
3	Tokyo LNG Tanker Co., Ltd.	0104-01-020755

Process Agent(s)

	Name of the Sponsor	Process Agent(s)	Contact Details
1	Höegh LNG Partners LP	Leif Hoegh (U.K.) Limited	Uncommon, 34-37 Liverpool Street, London City, EC2M 7PP, United Kingdom
2	Mitsui O.S.K. Lines Ltd.	MOL (Europe Africa) Ltd	3 Thomas More Square, London, E1W 1WY, United Kingdom
3	Tokyo LNG Tanker Co., Ltd.	London Central Services	4, Old Park Lane, London W1K 1QW, United Kingdom

Schedule 2

Initial administrative details of the parties

Party	Address	Email	Attention
Höegh LNG Partners LP	c/o Höegh LNG AS, Drammensveien 134, NO-0277 Oslo, Norway	Haavard.toendel@hoeghlng.com	Håvard Tøndel, VP Finance
Mitsui O.S.K. Lines Ltd.	1-1, Toranomon, 2-Chrome, Minato- Ku, Tokyo, Japan, 105-8688, Japan	SRV.MOLcommercial@molgroup.com	General Manager, FSRU Team(A), Offshore Gas Project Division
Tokyo LNG Tanker Co., Ltd.	1-5-20, Kaigan, Minato-ku, Tokyo, Japan 105-8527	engineering@tokyolngtanker.co.jp	Manager, Engineering
MIZUHO BANK, LTD.	Mizuho House, 30 Old Bailey, London, EC4m 7AU	loanagency@mhcb.co.uk	Loan Agency

Signatories

The Sponsors
Executed as a deed by
Höegh LNG Partners LP
acting by: Havard Furu	/s/ Havard Furu

in the presence of:
……/s/ Veronica B. Sandnes ……………….
Name of witness: Veronica B. Sandnes
Address: Corporate Legal Affairs Manager; Drammensveien 134; 0277 Oslo - Norway

Executed as a deed by
Mitsui O.S.K. Lines Ltd.
acting by: Koichi Kawanaka	/s/ Koichi Kawanaka…………………….

in the presence of:
……/s/ Makoto Oyama ……………….
Name of witness: Makoto Oyama
Address: 1-1, Toranomon, 2-Chome, Minato-ku, Tokyo, Japan 105-8688

Executed as a deed by
Tokyo LNG Tanker Co., Ltd.
acting by:	/s/ SIGNATURE IN NON-ENGLISH CHARACTERS

in the presence of:
……/s/ Yohei Ishii ……………….
Name of witness: Yohei Ishii
Address: 1-5-20, Kaigan, Minato-ku, Tokyo, 1058527, Japan